Exhibit 99.1
RedEnvelope, Inc. Hires Interim Chief Financial Officer
SAN FRANCISCO, CA (December 5, 2006) — RedEnvelope, Inc. (NASDAQ: REDE) today announced that Bill Gochnauer has joined the Company as Interim Chief Financial Officer, effective December 4, 2006.
Mr. Gochnauer is a partner at Tatum, LLC, an executive services firm. Previously, he served as a consultant to Excellence Learning Corporation, a publicly held national manufacturer and distributor of early childhood learning products. Similarly, he served as Interim Chief Financial Officer at RF Industries, Ltd., a public, national manufacturer and distributor of electronic components. In addition, Mr. Gochnauer was Senior Vice President and Chief Financial Officer of Western Water Company, a publicly held owner, developer and marketer of water rights and related assets in California and Colorado, and Chief Financial Officer of the Devon Group of Companies, a diversified real estate and financial services firm. Mr. Gochnauer holds a Bachelor of Business Administration in Finance from Armstrong University.
Mr. Gochnauer replaces Polly Boe, the Company’s former Chief Financial Officer, who resigned to accept the position of Chief Operating Officer and Chief Financial Officer at Gump’s, the privately held San Francisco-based luxury retailer. Ms. Boe’s last day with RedEnvelope was December 1, 2006.
About RedEnvelope, Inc.
RedEnvelope, Inc. is a branded online retailer of upscale gifts, dedicated to helping women celebrate and nurture their closest personal relationships with unique gifts and unequalled gift-giving experiences. RedEnvelope offers an extensive and fresh collection of imaginative, original gifts through its webstore, www.RedEnvelope.com.
“RedEnvelope” is a registered trademark of RedEnvelope, Inc.

Investor Contact:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icrinc.com; clumpkins@icrinc.com
(310) 954-1100